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                                                                    Exhibit 10.6

                                                                Legal Department
                                                                      1075/97 Ks
                                                                   July 31, 1997
                                                                        10800674
                                    CONTRACT

                                     between

                       AXS - Analytical X-Ray Systems GmbH
                                 Siemensallee 85
                                 76181 Karlsruhe
                                     ("AXS")

                                       and

                           Siemens Aktiengesellschaft
                                Berlin and Munich
                           Medical Technology Division
                                Rontgenstrasse 2
                                07407 Rudolstadt
                                   ("Siemens")

                              on order development
                     and subsequent production and delivery

PREAMBLE

Siemens has extensive experience in the development and production of X-ray emitters for materials analysis.

AXS is interested in having Siemens develop and produce a specific spectrometry emitter for AXS.

Siemens is prepared to undertake this task.

The parties to the contract therefore agree as follows:

1.       DEFINITIONS

1.1 The term "PRODUCT" refers to the 1,000 W spectrometry emitter described in broad terms in APPENDIX 1 of this contract (Performance Standard).

1.2 The term "WORK" refers to the totality of the work done to perform the development of the PRODUCT up to the proof of functionality as specified in Item 3.2 below.

1.3 "RESULTS" are the patentable and non-patentable results in written and/or oral form, including software, that are created during the performance of the WORK pursuant to Item 2, particularly the PRODUCT as a whole developed for AXS under this contract and the parts contained in this product that are created during the performance of the work pursuant to Item 3. Technical knowledge possessed by Siemens at the start of this contract or created at Siemens during this contract but independent of it ("background knowledge") is naturally not included in the term "RESULTS."

2.       AWARDING OF CONTRACT

         AXS hereby awards Siemens the contract and Siemens undertakes to develop the PRODUCT for


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [**] AND FILED SEPARATELY WITH THE COMMISSION.

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         AXS according to the provisions of this contract and to produce it and deliver it to AXS, subject to the successful completion of the WORK as provided in Item 8.

3.       PERFORMANCE OF WORK

3.1 Based upon the performance standard, Siemens shall produce a total of four (4) prototypes of the PRODUCT and deliver them to AXS by the end of the seventh (7th) month after the start of the contract.

         Siemens shall promptly transmit test reports on the function test and technical data to AXS.

3.2
3.2.1 Within four (4) weeks after receipt, AXS shall inspect these prototypes for conformity with the specifications (Appendix 1) and shall inform Siemens in writing of the inspection results.

3.2.2 If the prototypes meet the specifications pursuant to Appendix 1, AXS shall transmit a release report to Siemens within two (2) weeks after completion of the inspection. If AXS does not comment within the period specified in Item 3.2.1, the prototypes shall be deemed to have no defects.

3.2.3 If the prototypes do not meet the specification, Siemens shall eliminate such defects after receiving the test report and shall deliver to AXS a corresponding number of prototypes that have been corrected accordingly. This shall take place no later than two (2) months after the prototypes have been rejected. Siemens shall correct the defects free of charge, unless the defects are due to a specification that contains defects.

3.3 Upon transmission of the release report, the WORK shall be successfully completed.

3.4      General rules that apply to the performance of the WORK:

3.4.1 Siemens shall maintain close contact with AXS during the performance of the WORK. AXS must be notified immediately of any problems that arise which may cause deviations from the schedule or other stipulations, so that the parties can work together to find a suitable solution for the issues that have arisen.

3.4.2 Siemens shall strive as it customarily does in its own interests within the company to achieve the best possible results in performing the WORK.

3.5 If Siemens wishes to award subcontracts for the performance of the WORK,

         - Siemens shall bear full responsibility, including financial responsibility, for the subcontracted work;

         - Siemens shall incorporate the results of the subcontracted work into the RESULTS and ensure that they are available to AXS in the manner of Siemens' own work as provided in the present contract and shall further ensure that the subcontractor must release the results to Siemens in their entirety and is not permitted to use them for other purposes;

         - Before Siemens makes available to the subcontractor information that it may have obtained from AXS, Siemens shall pledge the subcontractor to confidential handling pursuant to Item 6 and shall require that the information be used only for the purposes of the awarded subcontract.

3.6 Siemens shall strive to implement expansions of or changes to the PRODUCT that are requested by AXS even during serial production, provided that the partners have reached a suitable agreement on the effects of such expansions and/or changes on the PRODUCT, deadlines,

[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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         development costs, and product prices.

4.       DEVELOPMENT COSTS

         AXS shall contribute DEM 200,000.00 (two hundred thousand Deutsche marks) plus currently applicable VAT to the development costs incurred by Siemens in connection with the WORK. Payment shall be made according to the payment schedule in APPENDIX 2, specifically within two (2) weeks after receipt of the corresponding invoice in each case, to the Siemens bank account designated therein.

         Payment of the above amount simultaneously covers delivery of the four
         (4) prototypes.


5.       RIGHTS TO RESULTS

5.1 When created, the RESULTS shall become the property of Siemens. If the RESULTS contain patentable inventions, also including patentable ideas, Siemens shall, at its discretion, apply for or pursue patents in its name in any countries of its choice.

         Siemens shall inform AXS in an appropriate manner regarding any such patent applications it intends to file and the countries in which the applications are to be filed. AXS shall have the right to comment and to make suggestions.

5.2 If Siemens does not apply for a patent on an invention contained in the RESULTS or does not apply for a patent on the invention in a given country, or if it does not desire to maintain a patent granted to it on the basis of such an application, it shall offer AXS, in a timely manner, the opportunity to take over the patent or the patent application. The costs associated with the takeover shall be the responsibility of AXS. In exchange for suitable remuneration, Siemens shall be entitled to rights of joint use of any such patents/patent applications taken over by AXS.

5.3 If the RESULTS are protected by proprietary rights, Siemens shall have the exclusive, geographically and temporally unlimited right, transferable by Siemens alone, to use the RESULTS in an altered or unaltered form for all types of use, and to grant rights to third parties for all types of use at its discretion. The types of use shall include, in particular, rights to reproduce, distribute, and display, and to present, exhibit, demonstrate, and broadcast, in addition to the rights to transmission by means of video, audio, and data recording media and the transmission of film and radio transmissions.

6.       CONFIDENTIALITY

6.1 Siemens shall use the information and documents provided by AXS, including those received by Siemens prior to the signing of this contract, only for the purposes of this contract, and shall treat this information and these documents as confidential, as it would treat its own documents and information that are subject to confidentiality. Siemens shall have fulfilled its duty of confidentiality if it has taken this due care.

         For its part, AXS shall treat information and documents provided by Siemens, including those received by AXS prior to the signing of this contract, and the RESULTS with the same confidentiality.

6.2 The obligations contained in Item 6.1 shall remain in effect even after termination of the contract. They shall not apply to information and documents that have become incorporated into the prior art accessible to the public through no fault of the recipient, nor to those which the recipient demonstrates were already part of the recipient's internal prior art when obtained from the other party or became part of the internal prior art subsequently with no connection to the present contract.


[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.
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         If a party wishes to make public reference to the cooperative venture, it must coordinate this in advance with the other party.

7.       FORCE MAJEURE

         The parties shall be released from all responsibilities for non-fulfillment of their obligations under this contract in the event of and for the duration of an act of a force majeure.

         A "an act of force majeure" shall be any event that occurs independent of the will of a party and prevents the party irremediably from fulfilling one or more obligations under the contract (examples: war, unrest, natural or transportation disasters). Strikes and their effects are deemed equivalent to an act of force majeure if they do not pertain exclusively to the company.

         If a disparity arises concerning the performances to be made by both sides under this contract due to one party's being prevented from fulfilling this contract due to an act of force majeure, the parties shall attempt to reach agreement on a suitable settlement. If they are unable to reach agreement within a reasonable period of time (no more than six (6) months after the invitation), then the party that is not prevented from fulfilling its obligations by an act of force majeure shall have the right to early termination of this contract by means of a registered letter at any time prior to the elimination of the obstacle and the disparity.

8.       PRODUCTION AND DELIVERY

8.1      Following successful completion of the WORK pursuant to Item 3.3

         - Siemens shall supply AXS with PRODUCTS in accordance with the delivery orders issued to Siemens by AXS as provided in the present Item 8 and

         - AXS shall purchase PRODUCTS from Siemens as provided in the present Item 8.

         In regard to this Item 8, Siemens' exclusive partner on the AXS side shall be the AXS Purchasing Department.

8.2 The unit price per PRODUCT shall be DEM [**] plus VAT as required by law.

         Prices may be modified as necessary due to changes in costs. However, prices may not be increased prior to December 31, 1999. The percentage increase in these prices must not exceed the percentage increase in the prices of comparable Siemens products.

         The prices are understood to be ex works, exclusive of shipping, packaging, and insurance.

         For orders, the prices valid on the date of the order shall apply.

8.3      Delivery quantities and times

         Details on delivery times and delivery or order quantities are established annually in individual orders, separately in each case.

         AXS shall inform Siemens no later than July 1, 1998 of its expected need for PRODUCTS for the calendar year 1999. Subsequently, for purposes of advance planning and to ensure short delivery times, AXS shall inform Siemens of its expected need for additional deliveries pursuant to Item 8.1 for the next six (6) months at the beginning of each calendar quarter. These notifications are not binding.


[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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8.4      Warranty

         In the event of defects in the PRODUCTS delivered by Siemens in accordance with Item 8.1, Siemens' conclusive liability shall consist of replacing or repairing, free of charge, all of the defective PRODUCTS or their parts of which it is notified within the warranty period.

         Shipping/packaging costs, including any incidental costs such as import/export duties, shall be the responsibility of Siemens in warranty cases. The warranty period shall be twelve (12) months from delivery to the customer, although not more than eighteen months from the date when the shipment leaves the Siemens production facility.

         Siemens shall number the PRODUCTS sequentially.

8.5      Delivery of spare parts

         AXS shall project its need for spare parts for PRODUCTS on an annual basis and in advance. Siemens shall supply AXS with spare parts for PRODUCTS even after the termination of this contract. This obligation shall end at the conclusion of seven (7) years after the last delivery of series PRODUCTS to AXS. Siemens shall offer AXS a final supply in a timely manner prior to the end of this seven (7) year period.

8.5.2 Spare parts covered by this contract may also include the delivery of parts that can be installed in the PRODUCTS supplied pursuant to Item
         8.1 without the need for modifications of their form according to the specifications.

8.6      Technical modifications

         Where necessary or expedient and in consultation with AXS, Siemens shall make technical modifications to the objects it delivers pursuant to Item 8.1. If Siemens intends to make such modifications, AXS must be informed in a timely manner if these modifications will affect installation, operation, maintenance, and/or repair. In the event of modifications requested by AXS, AXS shall be responsible for any resulting costs.

         Changes in costs resulting from technical modifications shall be taken into account in an appropriate manner in the prices pursuant to Item 8.2.

8.6      Service

         In principle, AXS itself shall be responsible for service to its customers. In the event that service is required, if there are difficulties with the PRODUCTS supplied pursuant to Item 8.1 that AXS cannot resolve with its own personnel, Siemens shall be prepared to provide specialized personnel under the conditions and at the rates that are in effect at the time, upon request and to the best of its ability.

8.8      Other delivery conditions

         Unless otherwise expressly agreed upon in the above provisions, deliveries of PRODUCTS are subject to the current "General Delivery Conditions for Products and Services in the Electronics Industry" ("green delivery conditions").

8.9 The present contract shall not limit Siemens in its activities in the spectrometry emitter field. If, however, during the first three (3) years after successful completion of the WORK, AXS has ordered the following minimum unit quantities of PRODUCTS for delivery in the year in question:

         -        First year, 20 (twenty) units
         -        Second year, 40 (forty) units
         -        Third year, 55 (fifty-five) units,


[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

         then Siemens shall deliver PRODUCTS to third parties (affiliated companies--meaning companies in which Siemens holds a 50% interest in terms of voting rights or capital, as long as this interest is held--are not third parties in the meaning of Item 8.9) only with the express prior consent of AXS; AXS shall not unfairly withhold its consent, but can cause it to be dependent upon the payment of an appropriate share of the profit, to be established on a case-by-case basis. The total payments to be made by Siemens under this provision shall be limited to DEM 200,000.00 (two hundred thousand Deutsche marks) plus currently applicable VAT.

         Billing and payment of the fees shall occur at the end of every second
         (2nd) month following the end of each year after successful completion of the WORK.

         Siemens shall maintain proper financial records on all transactions subject to these fees. AXS shall have the right to have the relevant Siemens documents audited for accuracy by a sworn auditor acceptable to Siemens (e.g. KPMG). If an audit discloses errors to the detriment of AXS equal to 5% (five percent) of the amount of the last statement to AXS, Siemens shall be responsible for the costs of the audit; otherwise, AXS shall bear the costs.

8.10 If after the introduction of the euro in Germany, the Deutsche mark is still used as a subordinate unit of currency to the euro, accounting and payments between the parties shall be made exclusively in euros as of the October 1 subsequent to the introduction of the euro. The official exchange rate shall be binding for this purpose. The introduction of the euro shall have no effect on the validity of this contract.

9.       TERM OF THE CONTRACT

9.1      This contract shall take effect upon being signed by both parties.

9.2 The contract shall be valid until November 30, 2001. Orders submitted up to that date shall remain unaffected by the expiration of the contract.

9.3 Each party shall have the right to terminate the contract without prior notice by means of a registered letter at any time,

9.3.1 if the other party has committed a culpable breach of the provisions of this contract and has not eliminated this breach and, as far as possible, its consequences within 30 (thirty) days after a written warning, and the parties have not agreed upon other arrangements within the stated period of 30 (thirty) days;

9.3.2 if an application for the initiation of composition or bankruptcy proceedings or similar proceedings has been filed concerning the assets of the other party;

9.3.3 if the party of the second part comes under the controlling influence of a third party, technically or commercially, and the party of the first part believes that this is detrimental to its interests. Each party shall notify the other party in writing immediately if a third party acquires such a controlling influence.

9.4 The provisions of Nos. 5 and 6 shall remain unaffected by the termination of the contract, irrespective of the reason for the termination.

10.      LIABILITY

         Siemens shall bear unlimited liability for damages to persons for which it is responsible; in the event of property damage for which it is responsible, it shall reimburse expenses for the restoration of the property, up to a maximum of DEM 1,000,000.00 per instance of damage.


[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

         Warranty claims and claims for damages by AXS other than those expressly contained in this contract shall be precluded, irrespective of the legal basis, particularly claims for damages due to interruption of operations, lost profit, and loss of information and data, unless liability is required due to willful misconduct, gross negligence, or the absence of warranted characteristics.

11.      OTHER PROVISIONS

11.1     There are no ancillary agreements.

11.2 Any changes or additions to this contract must be made in writing. Any waiver of this requirement of written form must be made in writing.

11.3 If a provision of this contract is or becomes invalid, the remaining content of the contract shall be unaffected thereby.

         The parties shall attempt to replace the invalid provision with a valid provision that approaches as nearly as possible the commercial effect of the invalid provision.

12.      ARBITRATION

         Unless otherwise provided in the applicable delivery conditions, the following arbitration clause shall apply to the present contract:

         Final resolution of all disputes arising in connection with this contract or concerning its validity shall be reached in accordance with the Arbitration Tribunal Code of the German Arbitration Institute (DEUTSCHE INSTITUTION FUR SCHIEDSGERICHTSBARKEIT e. V., DIS) in Bonn, without the possibility of recourse to legal action. The arbitration tribunal may also issue a binding ruling on the validity of this arbitration agreement.

         The arbitrators must apply material German law.

Karlsruhe                                            Rudolstadt 14, 1997
AXS - Analytical X-ray Systems GmbH                  Siemens Aktiengesellschaft

[signature]                                          [signature]










[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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                                                                     APPENDIX 1

Performance Standard               Version 2                        Page 1 of 3

TOPIC: 1 KW END-WINDOW X-RAY EMITTER WITH SELF-CONTAINED COOLING CIRCUIT

Release:     July 28, 1997              Rainer Golenhofen          [signature]
             Date                       Name (Created by)          Signature

Note: When a new version is released, it does not incorporate this performance standard!

1.       DESCRIPTION

         End-window x-ray emitter with a high-voltage anode and self-contained cooling system.


2.       SPECIFICATION OF ELECTRICAL DATA

         Tube load (with DC voltage)                    [**]

         Tube voltage                                   [**]

         Tube current                                   [**]

         Cathode                                        [**]

         Emissions characteristic of                    [**]

         Damping resistance (at 20 kHz)                 [**]

         [**]






[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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Performance Standard Version 2 dated July 28, 1997, page 2 of 3
Topic: 1 kW end-window x-ray emitter with self-contained cooling circuit


3.       SPECIFICATION OF ANALYTICAL DATA

         Anode material                                 [**]

         Ring burner area (exterior diameter)           [**]

         Spectral contamination                         [**]

         Max. loss of intensity (Rh L)                  [**]

         Guaranteed useful life                         [**]

         Radiation output window                        [**]

         Load fluctuation (vacuum/1.1 bar)              [**]

         Temperature load window                        [**]


4.       EMITTER DIMENSIONS

         Tube head similar to drawing (attached), therefore

         Anode sample distance in SRS MIDI              [**]

         Length and diameter                            [**]

         Final dimensions                               To be determined by the
                                                        end of 8/97

5.       RADIATION LEAKAGE

         Dose output (emitter head shielded with lead)  [**]

         Unit inspection of emitters

(1) Can be enlarged if the load window is increased accordingly.

(2) If other materials are used, the measurement must be extended for these materials.





[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Performance Standard Version 2 dated July 28, 1997, page 3 of 3 Topic: 1 kW end-window x-ray emitter with self-contained cooling circuit

6.       COOLING SYSTEM

         Self-contained cooling system with heat exchanger for ambient air

         Dimensions                                     To be determined by
                                                        end of 8/97

         Cooling fluid                                  [**]

         Useful life of deionization cartridges         [**]

         Permissible ambient air temperature            [**]

         Max. power usage                               [**]

         Sensors                                        [**]


         Interface                                      To be determined by
                                                        end of 8/97


7.       TRANSPORTATION AND STORAGE

         Permissible air pressure                       [**]

         Permissible humidity                           [**]

         Permissible temperature range                  [**]

         Permissible temperature gradient               [**]

         Permissible storage period                     [**]


8.       OPERATING CONDITIONS

        [**]


Attachment: Drawing of tube head





[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

[see diagram]                         [**]


Attachment to Performance Standard dated July 28, 1997, Version 2
Topic: 1 kW end-window x-ray emitter with self-contained cooling circuit

APPENDIX 2

PAYMENT SCHEDULE:

Milestones:                       Planned deadline:                   AXS pays:

Feasibility study                 August 1, 1997                      [**]

Design specification drawn up     November 1, 1997                    [**]

Delivery of 4 prototypes          March 1, 1998                       [**]

Start of delivery                 October 15, 1998                    [**]










[**] Indicates that information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                          ACKNOWLEDGMENT OF TRANSLATION

                                 August 14, 2001

         The undersigned officer of the Registrant hereby acknowledges on behalf of the Registrant that the foregoing translation of the Development Agreement between Bruker AXS GmbH and Siemens Aktiengesellschaft Berlin und Munchen Bereich Medizinische Technik is a fair and accurate English translation from German of the original executed agreement.

                                           BRUKER AXS INC.

                                           By: /s/ Martin Haase
                                              ----------------------------------
                                              Martin Haase, President and Chief
                                              Executive Officer